Exhibit 10.2
APOLLO ENDOSURGERY, INC.

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is effective as of February 28, 2021 (the “Effective Date”) by and between Todd Newton, an individual, with a business address of [REDACTED] (the “Consultant”) and Apollo Endosurgery, Inc., a Delaware corporation (the “Company”) to be effective as provided herein.

WHEREAS, the Company is developing products and technologies in the field of endoscopic surgery and obesity treatments;
WHEREAS, the Consultant was formerly employed with Company and has expertise related certain business matters of the Company;
WHEREAS, Company desires to retain the Consultant to perform and do certain work for the Company in furtherance of the transition of certain projects and matters following the Consultant’s departure from the Company, on the terms and conditions of this Agreement; and
WHEREAS, the Consultant is willing to perform such work for the Company, on the terms and conditions contained herein:
In consideration of the mutual promises, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Engagement. The Company hereby engages the Consultant and the Consultant hereby accepts such engagement, on the terms and conditions in this Agreement
2.Field. The “Field” of this Agreement shall be for medical devices for bariatric applications and/or obesity treatment, endoscopic fixation devices and devices or technology for the treatment of gastroesophageal reflux disease.
3.Services. The Consultant shall provide the following “Services”:
(a)The Consultant shall consult with the Company’s CEO and Board of Directors on the Field and the Company’s projects and operations as reasonably requested from time to time.
(b)The Consultant shall also provide general advisory services to the Company’s CEO and Board of Directors as may be reasonably requested from time to time (the services described above are collectively called the “Services”).
(c) Notwithstanding any of the foregoing, the Consultant shall not have any authority to bind the Company or otherwise commit the Company contractually and shall not have management responsibilities of any Company employees.

4.Term and Termination.
(a)The term of this Agreement shall begin on the Effective Date and shall expire on August 31, 2021 (the “Consulting Period”) unless extendable by mutual written agreement of the parties. Notwithstanding the foregoing or any other provisions in this Agreement to the contrary, Sections 7 and 8 below shall survive the termination of this Agreement and the Consultant’s engagement hereunder.
(b)This Agreement may only be terminated during its original term by mutual written agreement of the parties. For any extension period beyond the Consulting Period, the Company may terminate this Agreement with or without cause, at any time upon 10 days’ prior written notice to Consultant and Consultant may terminate this Agreement with or without cause, at any time upon 10 days’ prior written notice to the Company.
(c)Either party may terminate this Agreement immediately in the event the other party has materially breached the Agreement and failed to cure such breach within 3 days after notice by the non-breaching party is given.
5.Compensation. As compensation for the Services rendered under this Agreement, the Consultant shall receive:
(a)Fee: The Company shall pay the Consultant a total fee for the period of this agreement in the amount of $106,150, to be paid in installments once a month on the last day of the month (i.e., beginning, March 31, 2021) during the term of the agreement. Should the term end prior to August 31, 2021, Consultant will only be entitled to fees for months (or partial months) of service.
(b)Equity. During Consultant’s employment with the Company, Consultant was granted equity awards pursuant to the Company’s 2006 Stock Plan, 2016 Equity Incentive Plan and 2017 Equity Incentive Plan (referred to collectively as the “Plans”). During the Consulting Period, these awards will continue to vest as set forth in the applicable Plan and equity award agreement as though the Consultant’s employment with the Company had continued. Except as set forth in the Separation Agreement by and between the Company and Consultant, Consultant’s equity awards shall continue to be governed in all respects by the applicable Plan and award agreement.
(c)Expenses. Reimbursement from the Company for reasonable and necessary out-of-pocket travel and other expenses incurred by the Consultant in rendering services under this Agreement, subject to providing documentation of the same to the Company. Company agrees to pay for all additional information requirements, reports, etc. needed for Consultant to perform his duties, however all such expenses, including travel shall be agreed upon by the Company in writing in advance.
(d)Benefits. During the term of this Agreement, the Consultant shall not be entitled to receive any employee or fringe benefits from the Company under this Agreement. The Parties acknowledge that Consultant may receive benefits from the Company as part of his prior employment with Company or under the terms of other agreements entered into by the parties.

(e)Other. The compensation set forth in this Section 5 will be the sole compensation payable to the Consultant for the Services and no additional compensation or fee will be payable by the Company to the Consultant by reason of any benefit gained by the Company directly or indirectly through the Consultant’s consulting efforts under this Agreement, nor shall the Company be liable in any way for any additional compensation or fee for Services unless the Company expressly agrees thereto in writing.
6.Independent Contractor Status. The Company and the Consultant agree that the Consultant is an independent contractor under this Agreement. The Consultant shall only consult and render advice and shall not undertake to commit the Company to any course of action in relation to third persons. Consultant will be free of control and direction from the Company (other than as pertaining to the scope of the Services) and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Company may, in its discretion, make certain of its equipment or facilities available to Consultant. The Consultant will be solely responsible for, and the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. The Company will not make any withholdings or deductions, and will issue Consultant a form 1099, with respect to any consulting fees paid to Consultant. Consultant agrees to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity or taxing authority, arising out of or in connection with the consulting fees.
7.Confidentiality; Non-Competition. The Consultant acknowledges the survival of the terms and obligations under the Invention, Confidential Information and Non-Competition Agreement between the Company and Consultant through the duration of the Consulting Period.
8.Miscellaneous.
(a)Remedies Upon Breach. In the event that this Agreement is terminated by either party due to material breach of this Agreement by the other party, the breaching party shall not be entitled to future amounts or services which they would be entitled to hereunder. In addition, either party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin the other party from violating any of the terms of this Agreement, to enforce the specific performance obligations of the counterparty of any of the terms of this Agreement, and to obtain damages, or any of them, but nothing contained in this Agreement shall be construed to prevent such remedy or combination of remedies as the party may elect to invoke. The failure of either party to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.
(b)Notices. All notices, requests, demands, payments, and other communications made pursuant to this Agreement shall be in writing and shall be deemed properly given if hand delivered, if sent by mail, electronic mail, or overnight courier service, or if transmitted by telecopy or similar service to the parties hereto either at the address set forth below for such person or at such other address as such person may from time to time specify by written notice pursuant to this Section 10(c). Any such notice shall be deemed to have been delivered on the date of delivery if hand delivered, upon confirmation if transmitted by telecopy or similar service, or as of three days after depositing such notice with the United States postal service if sent by mail or if delivered to an overnight courier service and shall be delivered with postage prepaid, return receipt requested, and properly addressed as follows:
If to the Company:
Apollo Endosurgery, Inc.
1120 S. Capital of TX Hwy
Bldg. 1, Suite 300
Austin, Texas 78746
Attn: Legal Dept.

If to the Consultant:
         K. Todd Newton
[REDACTED]

(c)Binding Agreement. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company and the Consultant and their respective heirs, personal representatives, and successors and assigns. The Company shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership, or other entity that buys all or substantially all of the Company’s assets or all of its stock or with which the Company merges or consolidates. The rights, duties, or benefits of the Consultant under this Agreement are personal and no such right, duty, or benefit may be assigned by the Consultant to any other person. The parties to this Agreement acknowledge and agree that the Company’s affiliates are third-party beneficiaries of the covenants and agreements of the Consultant set forth above. The Consultant shall not designate any other person to perform services on his behalf hereunder.
(d)Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Consultant with respect to the Services contemplated herein. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties hereto. Any waiver of the terms and conditions of this Agreement must be in writing signed by all the parties hereto and any such waiver shall not be construed as a waiver of any other terms and conditions of this Agreement.
(e)Severability. If any provision of this Agreement shall be found to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions shall remain in full force and effect. Any provision of this Agreement held illegal, invalid, or unenforceable shall remain in full force and effect to the extent not so held. In lieu of the provision held illegal, invalid, or unenforceable, there shall be automatically added as part of this Agreement a provision as similar in its terms to such invalid provision as may be possible and may be legal, valid, and enforceable.

(f)Counterparts. This Agreement may be executed in several counterparts and each such counterpart shall be deemed an original copy of this Agreement when so executed and such counterparts shall, when taken together, constitute and be one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(g)Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
(h)Captions. The captions and headings in this Agreement are made for purposes of convenience and general reference only and shall not be construed to define, limit, or otherwise affect any of the terms or provisions of this Agreement.
(i)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and applied without giving effect to any conflicts of laws principles. Any matters litigated by, among, or between any of the parties and that involve matters under this Agreement shall be brought only in a court of competent jurisdiction in Travis County, Texas.
(j)Affiliate. An “affiliate” of any party hereto shall mean any person controlling, controlled by, or under common control with such party.

IN WITNESS WHEREOF, the parties caused this Agreement to be executed and delivered effective as of the Effective Date.

COMPANY: APOLLO ENDOSURGERY, INC. /s/ John Barr
By: John Barr

CONSULTANT:

/s/ Todd Newton

K. Todd Newton